Exhibit (j)




                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 10, 2004, relating to the financial statements and financial highlights which appear in the January 31, 2004 Annual Reports to Shareholders of AEW Real Estate Fund, a series of CDC Nvest Companies Trust I. The financial statements and financial highlights are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Performance" and "Independent Accountants" in such Registration Statement.



/s/PricewaterhouseCoopers LLP
Boston, Massachusetts
April 29, 2004